EXHIBIT 10.1

March 9, 2011

Mr. Charles J. Burdick
28 Princess Gate Court
London SW7 2QJ
United Kingdom

Dear Mr. Burdick,

This letter confirms that, effective March 4, 2011, you have agreed to serve, and were appointed by the Board of Directors of Comverse Technology, Inc. (the “Company”), as Executive Chairman and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  We have agreed that your employment will be on the following terms:

1. Annual Base Salary.  Your annual base salary, effective March 4, 2011, will be $700,000 (“Annual Base Salary”), payable in accordance with the Company’s payroll practices for similarly situated employees.

2. Bonus Opportunity.  You will have an on target bonus opportunity for the fiscal year ending January 31, 2012 (“Fiscal 2011”) of $700,000, pro-rated to reflect your actual period of service as Chief Executive Officer, the payment of which will depend on the achievement of metrics to be determined by the Board or its Compensation and Leadership Committee.

3. Other Benefits.  You will be eligible to participate in any plan or arrangement (other than severance plans or arrangements) and benefits offered from time to time to other similarly situated executive officers of the Company.   You will be entitled to four (4) weeks paid vacation in each fiscal year and seven personal days administered in accordance with the Company’s policies in place from time to time.

4. Location.  You will be based in London, United Kingdom, but will be expected to travel between London and New York, New York, Tel Aviv, Israel or as otherwise required and will be entitled to the reimbursement of reasonable business expenses for such travel and related lodging.

5. Equity Compensation.  During your period of service as Executive Chairman and Chief Executive Officer, you will be entitled to receive equity awards in the form of deferred stock units (“DSUs”) under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters); provided, however, that, in respect of the period March 4, 2011 through December 31, 2011, the value of the shares of common stock underlying DSUs to be awarded shall be reduced by $52,500 per quarter (to offset the value of the award of DSUs made to you in respect of your service as a director and non-executive Chairman of the Board during calendar year 2011).  The DSUs to be granted pursuant to this letter agreement shall be granted pursuant to the Company’s form of Deferred Stock Award Agreement applicable to grants to directors and vest on the first anniversary of the date of grant, subject to acceleration in certain

810 Seventh Avenue, 32nd Floor, New York, NY 10019     Telephone (212) 739-1000 Facsimile (212) 739-1001

Mr. Charles J. Burdick
March 9, 2011

circumstances, and the shares underlying such DSUs shall be delivered on the first anniversary of the date of grant.

6. Review of Compensation Terms.  You and the Board agree to review and adjust your compensation terms if and when the scope of your role changes, including, among other circumstances, upon the Company becoming current in its periodic reporting obligations under the U.S. federal securities laws and upon the Company engaging a Chief Executive Officer for Comverse, Inc.

7. Termination.  Your employment with the Company may be terminated at will by either you or the Company.

8. Withholding.  The Company may withhold from any amounts payable under this letter such taxes or other deductions as may be required to be withheld pursuant to any applicable law or regulation.

9.           Entire Agreement.  This letter (together with any agreement, plan or arrangement with respect to DSUs) contains the entire understanding and agreement between the Company and you concerning the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, with respect thereto.

10.           Governing Law.  This letter shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law.

If the foregoing correctly sets forth our understanding, please sign a duplicate of this letter where indicated below and return it to the undersigned.

Sincerely,

/s/ Shefali Shah
Shefali Shah
SVP, General Counsel
AGREED:

/s/ Charles J. Burdick
Charles J. Burdick

810 Seventh Avenue, 32nd Floor, New York, NY 10019     Telephone (212) 739-1000 Facsimile (212) 739-1001